UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                     FORM 8-K

                                    CURRENT REPORT
        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported): December 16, 2009


                          Florham Consulting Corp.
                 (Exact name of registrant as specified in its charter)

     Delaware                       000-52634               20-2329345
  ------------                ------------------------   -----------------
 (State or other jurisdiction (Commission File Number)    (I.R.S. Employer
                                 of incorporation)        Identification No.)


                                 64 Beaver Street, Suite 233
                                  New York, New York 10004
                     ------------------------------------------
                   (Address of principal executive offices) (Zip Code) Registrant's telephone number, including area code: (646) 206-8280

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ]   Written communications  pursuant to Rule 425 under the Securities Act
        (17CFR 230.425)

[    ]  Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act
        (17CFR 240.14a-12)

[    ]  Pre-commencement  communications  pursuant  to Rule  14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement  communications  pursuant  to Rule  13e-4(c)  under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01  Entry into a Material Definitive Agreement

     On December 16, 2009, Florham Consulting Corp. (the "Company") executed an agreement and plan of merger (the "Merger Agreement") among the Company, EII Acquisition Corp. (a newly formed acquisition subsidiary of the Company ("Mergerco"), Educational Investors, Inc. ("EII") and its securityholders, Sanjo Squared, LLC, Kinder Investments, LP, Joseph Bianco and Anil Narang (collectively, the "EII Securityholders") pursuant to which the Mergerco would be merged with and into EII, , with EII as the surviving corporation of the merger (the "Reverse Merger"), as a result of which EII will become a wholly-owned subsidiary of the Company. Under the terms of the Merger Agreement, the EII Securityholders will receive (i) an aggregate of 6,000,000 shares of the Company's Common Stock, (ii) options to acquire 2,558,968 additional shares of the Company's Common Stock, fifty percent (50%) of which have an initial exercise price of $0.45 per share and fifty percent (50%) of which have an initial exercise price of $0.25 per share, subject to certain performance targets set forth in the Merger Agreement, and (iii) 250,000 shares of the Company's Series A Preferred Stock, with each share of the Company's Series A Preferred Stock automatically convertible into 49.11333 shares of the Company's Common Stock upon the filing by the Company of an amendment to its certificate of incorporation which increases the authorized shares of the Company's Common Stock to at least 50,000,000.

     In addition to the Merger Agreement, on December 16, 2009, EII entered into an Interest Purchase Agreement ("TDI Agreement") with the shareholders of Training Direct LLC ("TDI") and the Company pursuant to which EII will acquire all outstanding membership interests, on a fully diluted basis, of TDI in exchange for (a) $200,000 cash, (b) shares of the Company's Common Stock having a deemed value of $600,000 (the "Acquisition Shares"), with such number of Acquisition Shares to be determined by dividing $600,000 by the "Discounted VWAP" (as defined below) for the twenty (20) "Trading Days" (as defined below) immediately following the consummation of the Reverse Merger and (c) shares of the Company's Common Stock having a deemed value of $300,000 (the "Escrow Shares"), with such number of Escrow Shares to be determined by dividing $300,000 by the Discounted VWAP for the twenty (20) Trading Days immediately following the consummation of the Reverse Merger. The Escrow Shares will be held in escrow and released therefrom as provided in the TDI Agreement. "Discounted VWAP" is defined in the TDI Agreement as seventy percent (70%) of the "VWAP" of the Company's Common Stock, but is no event less than $0.40 per share. "VWAP" is defined in the TDI Agreement as a fraction, the numerator of which is the sum of the product of (i) the closing trading price for the Company's Common Stock on the applicable National Securities Exchange on each Trading Day of the twenty
(20) Trading Days following the consummation of the Reverse Merger and (ii) the volume of the Company's Common Stock on the applicable National Securities Exchange for each such day and the denominator of which is the total volume of the Company's Common Stock on the applicable National Securities Exchange during such twenty day period, each as reported by Bloomberg Reporting Service or other recognized market price reporting service. "Trading Day" is defined in the TDI Agreement as any day on which the New York Stock Exchange or other National Securities Exchange on which the Company's Common Stock trades is open for trading.

     At the closing of the Reverse Merger, it is anticipated that all present officers and directors of the Company will resign and Joseph Bianco will become the Chief Executive Officer and a Director of the Company and Anil Narang will become President, Chief Operating Officer and a Director of the Company. It is further anticipated that three independent directors will be selected by a majority of the Company's shareholders upon consummation of the Reverse Merger.

     The closing of the transactions contemplated by the Merger Agreement is subject to a number of conditions including, without limitation, completion of due diligence, approval of the Merger Agreement by the Boards of Directors of EII and the Company and the prior or simultaneous closing of the TDI Agreement. The closing of the TDI Agreement is subject to a number of conditions including, without limitation, approval of the change of ownership of TDI by the Connecticut Department of Higher Education, the execution by the Company, EII and the EII Securityholders of all documents necessary to affect the Reverse Merger, approval of the TDI Agreement by the Board of Directors of EII and the board of managers of TDI and execution of a certain employment agreement and consulting agreement.

     As a result of the foregoing, no assurance can be certain that the transactions contemplated by the TDI Agreement and/or the Reverse Merger will be consummated on the terms set forth herein, or at all.

Section 9.01 Financial Statements and Exhibits.

     (d) Exhibits

2.1 Agreement and Plan of Merger dated December 16, 2009, by and among the Company, Educational Investors, Inc., EII Acquisition Corp., Joseph Bianco, Anil Narang and Kinder Investments, LP.

2.2 Interest Purchase Agreement, dated December 16, 2009 by and among the Company, Training Direct LLC, Educational Investors, Inc., TD Management, LLC and Joseph S. Monaco.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 FLORHAM CONSULTING CORP.
                                                       (Registrant)


Date: December 16, 2009                       /s/ David Stahler
                                       ---------------------------------------
                                                  David Stahler
                                                  Chief Executive Officer